FIRST AMENDMENT TO BYLAWS
OF SWIFT ENERGY COMPANY

This First Amendment to the Bylaws of Swift Energy Company adopted April 22, 2016 (the “First Amendment”) amends the Bylaws (the “Bylaws”) of Swift Energy Company, a Delaware corporation (the “Company”).

WHEREAS, contemporaneously with the effectiveness of this First Amendment, the Company has amended its Certificate of Incorporation to change the name of the corporation from Swift Energy Company to SilverBow Resources, Inc. (“Name Change”) effective 12:00:00 a.m. (EDT) on May 5, 2017 (“Effective Time”); and

WHEREAS, this First Amendment shall amend the Bylaws upon the Effective Time of the Name Change:

NOW, THEREFORE RESOLVED, the Bylaws shall be amended and any reference to “Swift Energy Company” included in the Bylaws should be replaced with the words “SilverBow Resources, Inc.”; and

RESOLVED FURTHER, the Bylaws, as amended hereby, shall continue in full force and effect; and

RESOLVED FURTHER, that this First Amendment shall be effective on the Effective Time of the Name Change and shall become null and void if the Name Change does not occur.